Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Bonds        -   MHR.B
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER REPORTS
THIRD QUARTER 2003
FINANCIAL & OPERATING RESULTS

CORE PRODUCTION VOLUMES UP 10%

NET INCOME UP 172%"
AFTER EXPENSING OF STOCK OPTIONS

Irving, Texas, November 4, 2003, Magnum Hunter Resources, Inc. (NYSE:MHR) announced today financial and operating results for the third quarter and nine months ended September 30, 2003:

	Three Months Ended		Nine Months Ended
	09/30/03	09/30/02	09/30/03	09/30/02
Daily Mmcfe Production Average	203.6	214.8	198.9	194.4
Average Mcfe Price Received (Net of Hedges)	$3.90	$3.36	$3.89	$3.32
Daily Natural Gas Production Average (Mmcf/d)	140.9	143.1	134.8	130.6
Daily Natural Gas Production Average (Percentage)	69%	67%	68%	67%
Average Gas Price Received (Net of Hedges)	$3.68	$2.94	$3.62	$2.99
Daily Crude Oil Production Average (Mbbl/d)	10.4	12.0	10.7	10.6
Average Crude Oil Price Received (Net of Hedges)	$26.34	$25.14	$26.68	$23.90
Total Operating Revenues (000's)	$82,575	$72,833	$241,067	$192,147
Cost of Early Debt Retirement (000's)	$19	-0-	$4,085	$1,000
Tax Adjusted Cost of Early Debt Retirement Per Share (Diluted)	-0-	-0-	$0.04	$0.01
Write-down of Affiliate Carrying Value (000's)	-0-	-0-	$719	-0-
Tax Adjusted Cost of Affiliate Write-down Per Share (Diluted)	-0-	-0-	$0.01	-0-
Net Income (000's)	$6,669	$2,746	$18,829	$12,443
Income Per Common Share (Diluted)	$0.10	$0.04	$0.28	$0.21

Third Quarter 2003 Financial Results

Magnum Hunter reported net income of $6.7 million ($0.10 per diluted share) for the three months ended September 30, 2003, an increase of 143% as compared to net income of $2.7 million ($0.04 per diluted share) for the three months ended September 30, 2002. Effective June 1, 2003, Magnum Hunter began expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the three months ended September 30, 2003, the company recorded stock compensation expense of $1.3 million, which is reflected in an increase of the Company’s general and administrative expenses. The tax adjusted cost for this expense was $0.01 per diluted share for the three months ended September 30, 2003.

Total revenues for the third quarter of 2003 were $82.6 million, an increase of 13% over revenues of $72.8 million reported during the third quarter of 2002. Magnum Hunter reported an operating profit of $21.2 million during the third quarter of 2003. This represented an increase of 13% over the similar period in 2002. Lease operating costs increased to $0.88 per Mcfe during the three months ended September 30, 2003 from the $0.73 per Mcfe reported during the three months ended June 30, 2003 due primarily to higher costs for power and fuel and increased workover and remedial operations during the third quarter of 2003 versus the second quarter of 2003. Based on current production estimates through the remainder of 2003 and for the full-year 2004, Magnum Hunter expects lease operating costs to return to the $0.75-to-$0.80 per Mcfe produced range. Net cash provided by operating activities increased by 10% to $42.4 million from $38.7 million reported during the third quarter of 2002.

Production volumes totalled 18.7 billion cubic feet equivalent (Bcfe) or 203.6 Mmcfe per day for the third quarter of 2003, an increase of 10% over production volumes reported for the third quarter in 2002, when adjusted for non-core property sales. Natural gas production was 69% of total equivalent production volumes for the third quarter of 2003. A decline in actual production reported of 5% when compared to the third quarter of 2002 was attributable to previously announced non-core property sales made during fiscal years 2002 and 2003, including 4.2 Mmcfe of daily production sold during June 2003 with the South Louisiana property divestment. Additionally, production during the third quarter of 2003 was negatively impacted by 2.7 Mmcfe per day due to tropical storm shut-ins during the month of July. At the end of the third quarter, Magnum Hunter’s exit rate of daily production was 210.0 Mmcfe.

Natural gas prices realized by the Company were $3.68 per Mcf for the third quarter of 2003, compared to $2.94 per Mcf realized during the third quarter of 2002. Oil prices realized were $26.34 per barrel for the third quarter of 2003, compared to $25.14 per barrel realized during the third quarter of 2002. Both the natural gas and crude oil prices discussed above take into account the commodity price hedges that were in place during such periods.

First Nine Months of 2003 Financial Results

For the first nine months of 2003, net income was $18.8 million ($0.28 per diluted share) as compared to net income of $12.4 million ($0.21 per diluted share) for the nine months ended September 30, 2002, an increase of 51%. Costs associated with the early retirement of $80 million of 10% Senior Notes reduced net income by $4.1 million (pre-tax) during the first nine months of 2003, or $0.04 per diluted share when tax-adjusted. The non-cash loss from the adjustment of the net carrying value of an unconsolidated affiliate was $719 thousand (pre-tax), or $0.01 on a tax adjusted basis per diluted share.

Effective June 1, 2003, Magnum Hunter began expensing the fair market value of stock options newly granted, modified or settled during 2003 pursuant to the FASB issued SFAS No. 123 and as allowed under the prospective method of SFAS No. 148. For the nine months ended September 30, 2003, the company recorded stock compensation expense of $1.7 million, which is reflected in general and administrative expenses. The tax adjusted cost for this expense was $0.02 per diluted share for the nine months ended September 30, 2003.

Total revenues for the first nine months of 2003 were $241.1 million compared to $192.1 million in the corresponding 2002 period, a 25% increase. Magnum Hunter reported an operating profit of $68.5 million during the first nine months of 2003. This represented an increase of $19.4 million or 39% over the similar period in 2002. Net cash provided by operating activities increased by $104.6 million or 266% from $39.3 million reported at the end of the first nine months of 2002 to $143.8 million reported for the first nine months of 2003.

Oil and natural gas production increased 17% to 54.3 Bcfe or 198.9 Mmcfe per day during the first nine months of 2003 when compared to the corresponding 2002 nine month period, after adjustment for non-core property sales. Natural gas production was 68% of total equivalent production volumes for the first nine months of 2003.

Natural gas prices realized by the Company were $3.62 per Mcf for the first nine months of 2003, compared to $2.99 per Mcf realized during the first nine months of 2002. Oil prices realized were $26.68 per barrel for the first nine months of 2003, compared to the $23.90 per barrel realized during the first nine months of 2002. Both the natural gas and crude oil prices discussed above take into account the commodity price hedges that were in place during such periods.

Third Quarter 2003 Operating Results

Magnum Hunter participated in the drilling of 39 new wells during the third quarter of 2003, of which 32 were located onshore and 7 wells were drilled offshore in the Gulf of Mexico. Of these new wells drilled, 38 were deemed commercial successes and one dry hole was drilled offshore, which provided for an overall success rate of 97% and an offshore drilling success rate of 85%. Five of the 39 wells were deemed exploratory and the Company made four new discoveries during the quarter that provided for an exploration success rate of 80%. Since entering the Gulf of Mexico in 1999, Magnum Hunter has successfully completed 72 wells out of 87 new wells attempted, for an offshore drilling success rate of 83%.

Highlights for the third quarter in the Gulf of Mexico include a new discovery at West Cameron 472 and an additional development well at Eugene Island 302. The West Cameron 472 #1 well was a new discovery that found two productive zones. The well was completed from both sands and tested at a combined rate of 11 Mmcfe per day. Magnum Hunter owns a 50% working interest. First production is anticipated sometime early in the first quarter of 2004.

Eugene Island 302 #3 was an additional developmental well drilled from the existing platform. The well was completed and put on production in September at a rate of 9 Mmcfe per day. Magnum Hunter owns a 30% working interest in this new well. Total production from this property complex is now approximately 2000 barrels of oil and 13.5 Mmcfe per day.

Onshore highlights center around the Company’s continuous drilling program in the Morrow/Atoka/Strawn formations in Southeast New Mexico. Results continue to be excellent with two new wells drilled each month. Further expansion of this program is anticipated beginning in January 2004. This is based upon production results achieved to-date and due to various trades and farm-ins the Company has been successful at negotiating with industry partners in an effort to increase the acreage position available for future drilling locations.

The largest flow rate in the Southeast New Mexico area for the third quarter of 2003 came from the C&K Federal #2 in Eddy County. The well was recently tested at a rate of 5.1 Mmcfe per day. Magnum Hunter owns a 38.83% working interest in the well. Another excellent well drilled in the third quarter is the Mescalaro 30 Federal #2 located in Lea County. The well flowed at a rate of over 3.5 Mmcf per day plus 180 barrels of condensate per day from a single Morrow zone. Magnum Hunter owns a 50% working interest in this well. The Chosa Draw 27 Fed Com 1 was drilled in Eddy County as a farm-in from a major company. The well is the first wildcat we have drilled in this region. We have set production casing based upon log interpretation and are currently testing an interval that we believe will prove to be commercial. Magnum Hunter owns a 100% WI in the well, and will earn a 50% WI in over 4000 acres in this area as a result of this new completion. This additional acreage earned, along with other farm-ins currently being negotiated, will likely result in the addition of a third rig for this region in early 2004.

Commodity Hedges

The Company continues to utilize commodity hedges as a means to provide a minimum base level of cash flow to meet anticipated capital requirements. During the third quarter of 2003, the Company had approximately 10 Mmcf per day hedged through fixed price swaps with a weighted average price of $3.65 per Mmbtu and approximately 70 Mmcf per day hedged through cost-less collars with a weighted average floor price of $2.82 per Mmbtu and a weighted average ceiling price of $3.78 per Mmbtu. Approximately 57% of the Company’s third quarter 2003 natural gas production was hedged. On the crude oil side, the Company had approximately 1,000 Bbls per day hedged through fixed price swaps with a weighted average price of $21.25 per barrel and approximately 6,000 Bbls per day hedged through cost-less collars with a weighted average floor price of $23.00 per barrel and a weighted average ceiling price of $27.00 per barrel. Approximately 67% of the Company’s third quarter 2003 crude oil production was hedged.

Management Comments

Responding to Magnum Hunter’s financial and operating results for the third quarter of 2003, Mr. Gary C. Evans, Chairman, President and Chief Executive Officer of the Company stated, ” It has been a year and one-half since we completed our acquisition of Prize Energy that more than doubled the size of Magnum Hunter at that time. Since then, we have methodically reviewed and rationalized our property portfolio and disposed of over a $111 million in non-core assets producing an aggregate of 29 million cubic feet of equivalents per day. While completing this undertaking, our management team has significantly expanded Magnum Hunter’s exploration program, now representing 30% of this year’s capital budget of $165 million. The success of this program has increased our annual core production volumes by 10%. The Company’s daily production has recently exceeded 210 Mmcfe with over 8 Mmcfe per day in additional production from new discoveries expected to be added by year-end. We continue to improve the balance sheet and have redeemed, or called for redemption through three separate calls this year, 100% of our $140 million 10% Senior Notes issue due in 2007. With “out-of-the-market” commodity hedges inherited from Prize Energy expiring at year-end 2003 and new 2004 commodity hedges in place that have price floors at levels that are near the ceiling prices we had on commodity hedges during 2003, we are well positioned to provide a substantial expansion of our cash flow and net income over the next fiscal year. Magnum Hunter’s net cash margin has continued to improve and is now at $1.80 per Mcfe produced.”

Conference Call

A conference call will be hosted by the Senior Management of Magnum Hunter Resources, Inc. on Tuesday, November 4, 2003 at 10:30 a.m. central time. The subject of the conference call will be to discuss the financial and operating results of Magnum Hunter for the third quarter and nine months ended September 30, 2003. If you wish to participate in the call, please dial in toll free (800) 706-3079 at 10:20 a.m. central time on Tuesday, September 4, 2003. Should you wish to participate, there will be a Q & A session following the presentation by management.

International callers, please dial (706) 643-1963.

A Web Broadcast will also be available for listeners on the Magnum Hunter Web Site. Instructions are:

Go to www.magnumhunter.com Go to Investor Relations Go to Webcasts/Conference Calls

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$2,173	$3,069
Restricted cash	909	682
Accounts receivable - trade, net of allowance of $4,521 and $4,573,	49,905	53,741
respectively
Deposits	549	8,856
Deferred income taxes, current	6,801	15,500
Income tax refund receivable	--	9,966
Other current assets	6,563	6,159

Total Current Assets	66,900	97,973
Property, Plant, and Equipment
Oil and gas properties, full cost method
Unproved	181,592	165,676
Proved	1,190,911	1,053,426
Gas processing plants and pipelines	34,136	33,951
Other property	7,048	6,636

Total Property, Plant and Equipment	1,413,687	1,259,689
Accumulated depreciation, depletion, amortization and impairment	(323,671)	(258,080)

Net Property, Plant and Equipment	1,090,016	1,001,609

Other Assets
Goodwill	58,463	50,710
Investment in unconsolidated affiliates	541	6,722
Other assets	10,377	12,642

Total Assets	$1,226,297	$1,169,656

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables and accrued liabilities	$93,355	$72,595
Accrued interest	3,893	10,327
Derivative liabilities, current	17,956	42,777
Due to affiliates	1,773	1,432
Current portion of long-term debt	2,006	1,865

Total Current Liabilities	118,983	128,996

Long-Term Liabilities
Long-term debt, less current maturities	561,505	569,086
Asset retirement obligations	30,838	--
Derivative liabilities, noncurrent	2,965	3,316
Deferred income taxes payable	137,317	118,062
Other non-current liabilities	244	--
Stockholders' Equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 216,000
designated as Series A; 80,000 issued and outstanding, liquidation amount $0	1	1
Common Stock - $.002 par value; 200,000,000 shares authorized,
71,760,280 and 71,707,897 shares issued, respectively	144	143
Additional paid-in capital	425,500	423,364
Accumulated other comprehensive loss	(13,652)	(26,902)
Accumulated deficit	(2,285)	(21,114)
Common stock in deferred compensation plan at cost (34,416 shares)	(192)	--
Unearned common stock in KSOP, at cost (1,197,124 and 757,246 shares, respectively)	(7,303)	(4,888)

	402,213	370,604
Treasury stock, at cost (4,489,992 and 3,168,013 shares, respectively) .	(27,768)	(20,408)

Total Stockholders' Equity	374,445	350,196

Total Liabilities and Stockholders' Equity	$1,226,297	$1,169,656

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating Revenues:
Oil and gas sales	$73,390	$66,364	$211,450	$176,057
Gas gathering, marketing and processing	8,075	5,456	26,515	13,634
Oil field services	1,110	1,013	3,102	2,456

Total Operating Revenues	82,575	72,833	241,067	192,147

Operating Costs and Expenses:
Oil and gas production lifting costs	16,463	14,031	42,909	38,417
Production taxes and other costs	7,976	8,123	25,083	20,348
Gas gathering, marketing and processing	5,832	4,026	19,260	10,172
Oil field services	724	728	2,174	1,547
Depreciation, depletion, amortization and accretion	26,682	24,309	73,184	62,947
Gain on sale of assets	(12)	(29)	(152)	(29)
General and administrative	3,757	2,872	10,098	9,619

Total Operating Costs and Expenses	61,422	54,060	172,556	143,021

Operating Profit	21,153	18,773	68,511	49,126
Equity in earnings (loss) of affiliate	173	534	(64)	916
Other income	231	93	609	258
Provision for impairment of investments	--	--	--	(621)
Costs associated with early retirement of debt	(19)	--	(4,085)	(1,000)
Other non-cash hedging adjustments	701	(1,507)	1,237	(5,430)
Interest expense	(11,483)	(13,474)	(36,445)	(34,649)

Income Before Income Tax	10,756	4,419	29,763	8,600
Deferred income tax (expense) benefit	(4,087)	(1,673)	(11,333)	3,843

Income Before Cumulative Effect of a Change in Accounting
Principle	6,669	2,746	18,430	12,443

Cumulative effect of a change in accounting principle, net
of income tax expense of $244	--	--	399	--

Net Income	$6,669	$2,746	$18,829	$12,443

Income per Common Share - Basic
Income before cumulative effect of a change in accounting
principle	$0.10	$0.04	$0.27	$0.21
Cumulative effect of a change in accounting principle	--	--	0.01	--

Income per Common Share - Basic	$0.10	$0.04	$0.28	$0.21

Income per Common Share - Diluted
Income before cumulative effect of a change in accounting
principle	$0.10	$0.04	$0.27	$0.21
Cumulative effect of a change in accounting principle	--	--	0.01	--

Income per Common Share - Diluted	$0.10	$0.04	$0.28	$0.21

Common Shares Used in Per Share Calculation
Basic	66,007	67,679	66,205	59,411

Diluted	67,547	68,553	67,247	60,524

MAGNUM HUNTER RESOURCES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2003	2002
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$18,829	$12,443
Adjustments to reconcile net income to cash provided by operating activities:
Cumulative effect of a change in accounting principle	(399)	--
Depreciation, depletion, amortization and accretion	73,184	62,947
Amortization of deferred financing fees	1,779	1,431
Imputed interest on debt due to merger	--	108
Excess of fair value over shares released from KSOP	65	--
Costs associated with early retirement of debt	4,085	1,000
Deferred income taxes (benefits)	11,333	(3,843)
Equity in (income) loss of unconsolidated affiliate	64	(916)
Gain on sale of assets	(152)	(29)
Provision for impairment of investments	--	621
Non-cash hedging adjustments	(1,237)	5,430
Stock compensation	1,728	--
Changes in certain assets and liabilities, net of the effect of acquisitions:
Accounts and notes receivable	3,846	(9,711)
Derivative assets	--	3,600
Refund of income taxes	7,865	87
Deposits and other current assets	8,013	(7,695)
Accounts payable and accrued liabilities	14,840	(26,196)

Net Cash Provided by Operating Activities	143,843	39,277

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets, net of purchase price adjustments	14,623	56,592
Additions to property and equipment	(144,243)	(98,241)
Proceeds from sale of unconsolidated affiliate	5,160	--
Cash paid in Prize merger net of cash acquired	--	(41,097)
Increase in note receivable	--	(2,450)
Decrease in other assets	46	--
Distribution from unconsolidated affiliate	1,510	161
Investment in unconsolidated affiliate	(600)	(765)

Net Cash Used in Investing Activities	(123,504)	(85,800)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	320,075	610,683
Redemption of notes payable	(77,292)	--
Fees paid related to financing activities	(456)	(11,899)
Payments of principal on debt and production payment	(253,202)	(534,496)
Loan made to stockholder	--	(300)
Increase in note receivable from affiliate	(225)	--
Repayment of note receivable from affiliate	--	300
Loan made to KSOP	(2,711)	(2,683)
Repayment of loan to KSOP	296	--
Proceeds from issuance of common stock, net of offering costs	215	1,421
Purchase of common stock for deferred compensation plan	(295)	--
Purchase of warrants	--	(98)
Purchase of treasury stock	(7,413)	(14,185)
Increase in restricted cash for payment of notes payable	(227)	(329)

Net Cash (Used in) Provided By Financing Activities	(21,235)	48,414

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(896)	1,891
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,069	2,755

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,173	$4,646